Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2015

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 17, 2015 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2015 fourth quarter and full-year ended June 30, 2015.

Quarter Ended June 30, 2015

Net sales for the three months ended June 30, 2015 increased $860,000, or 27%, to $4.1 million from $3.2 million for the three months ended June 30, 2014, due primarily to the completion of one of two development projects in the craniomaxillofacial (“CMF”) surgical segment generating revenues of approximately $700,000. Gross profit for the three months ended June 30, 2015 increased $203,000, or 22%, to $1.1 million from $931,000 for the same period in 2014. Contributing to this increase were the increase in sales volume, described above, as well as over-absorbed fixed manufacturing costs due to higher manufacturing volume in the current year versus the prior year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2015 increased 12% to $1.1 million from $954,000 million in the prior year’s corresponding quarter, reflecting primarily our increase in selling expenses related to our engineering services division.

Income from continuing operations for the quarter ended June 30, 2015 increased by $63,000 to $73,000, compared to $10,000 in the corresponding quarter in 2014. Net income for the quarter ended June 30, 2015 was $73,000, or $0.02 per share, compared to net income of $22,000, or $0.01 per share, for the corresponding quarter in 2014.

Year Ended June 30, 2015

Net sales for the year ended June 30, 2015 increased $2.6 million, or 24%, to $13.3 million from $10.8 million for the year ended June 30, 2014, due primarily to increases in medical device revenues. Specifically, our two largest customers accounted for increases of $1.7 million in revenue during the current fiscal year. Additionally, as noted above, we completed development and began production of one of two CMF surgical drivers during the fourth quarter of fiscal 2015.

Gross profit for the year ended June 30, 2015 increased $738,000, or 25%, to $3.7 million compared to $3.0 million for the same period in 2014.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the year ended June 30, 2015 increased 22% to $4.6 million from $3.8 million in the prior fiscal year, reflecting primarily costs incurred related to our engineering services division, launched earlier this year, higher legal and professional fees related to our business acquisitions and investments, employee matters and compliance costs as well as increased research and development costs as we prepare to launch our in-house battery production.

Loss from continuing operations for the year ended June 30, 2015 was $402,000, compared to a loss from continuing operations of $651,000 for fiscal 2014. Net loss for the year ended June 30, 2015 was $365,000, or $0.09 per share, compared to a net loss of $488,000, or $0.14 per share, for fiscal 2014.

During the year ended June 30, 2015, the Company used $775,000 of cash in operating activities, compared to the use of $329,000 of cash used in operating activities in fiscal 2014. The increase in cash used in operating activities is primarily due to an increase in inventory related to our increased back log. At June 30, 2015, we had a backlog of $10.6 million compared with a backlog of $2.8 million at June 30, 2014. The increase in backlog at the end of the current fiscal year is primarily due to orders for the two CMF products we developed, or are developing, as well additional orders for a customer’s unique surgical handpiece designed to be used in orthopedic surgery applications which began production in the third quarter of fiscal 2015. The increase in inventory of $1.7 million is partially offset by related increases in accounts payable, accrued expenses and deferred rent in the amount of $1.2 million, primarily for inventory purchases.

CEO Comments

Richard L (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our fourth quarter operating results and look forward to releasing our next development project into production. We are also encouraged by our current backlog, though due to lead times and the timing of product launches we will begin seeing the full benefit of that backlog in our second quarter. In addition to growing our core medical device business, we will continue to look for additional ways to grow our business and ensure future profitability.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$697	$3,188
Accounts receivable, net of allowance for doubtful accounts of $36 and $29	2,326	1,776
Unbilled receivables	853	1,073
Other current receivables	28	31
Inventory	4,310	2,600
Prepaid expenses	124	110
Deferred income taxes	70	115
Total current assets	8,408	8,893
Investments	—	1,058
Plant, equipment and leasehold improvements, net	1,470	1,575
Investment in Ramsey property and related notes receivable	1,652	—
Goodwill	353	—
Intangibles	547	105
Other assets	86	77
Total assets	$12,516	$11,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,867	$744
Accrued liabilities	1,202	1,090
Deferred revenue	594	232
Income taxes payable	—	53
Note payable	24	—
Capital lease obligations	7	8
Total current liabilities	3,694	2,127
Non-current liabilities:
Deferred income taxes	70	115
Deferred rent	204	243
Note payable, net of current portion	70	—
Capital lease obligations, net of current portion	—	7
Total non-current liabilities	344	365
Total liabilities	4,038	2,492

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,139,579 and 4,211,019 shares issued and outstanding at June 30, 2015 and 2014, respectively	18,411	18,582
Accumulated other comprehensive income	—	202
Accumulated deficit	(9,933)	(9,568)
Total shareholders’ equity	8,478	9,216
Total liabilities and shareholders’ equity	$12,516	$11,708

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2015	2014	2015	2014

Net sales	$4,073	$3,213	$13,383	$10,812
Cost of sales	2,939	2,282	9,679	7,846
Gross profit	1,134	931	3,704	2,966

Operating expenses:
Selling expenses	285	177	975	585
General and administrative expenses	420	416	1,963	1,713
Research and development costs	359	361	1,668	1,482
Total operating expenses	1,064	954	4,606	3,780

Operating profit (loss)	70	(23)	(902)	(814)
Interest expense	(2)	(2)	(6)	(8)
Interest income	—	1	6	12
Gain (loss) from disposal of equipment	—	(4)	1	(10)
Realized gain on sale of investments	—	38	455	65

Income (loss) from continuing operations before income taxes	68	10	(446)	(755)
Income tax (expense) benefit	5	—	44	104

Income (loss) from continuing operations	73	10	(402)	(651)
Income (loss) from discontinued operations, net of income taxes	—	13	37	163
Net loss	$73	$23	$(365)	$(488)
Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	—	37	—	262
Less: Reclassification of realized gains included in net loss	—	(38)	—	(65)
Comprehensive income (loss)	$73	$22	$(365)	$(291)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.02	$—	$(0.10)	$(0.19)
Income from discontinued operations	—	—	0.01	0.05
Net income (loss)	$0.02	$0.01	$(0.09)	$(0.14)

Basic and diluted weighted average common shares outstanding	4,152,811	3,959,444	4,169,326	3,493,151

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(365)	$(488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	578	527
Realized gain on sale of investments	(455)	(65)
Gain on sale of real estate held for sale	—	(167)
Loss (gain) on sale or disposal of equipment	(1)	10
Share-based compensation	17	50
Allowance for doubtful accounts	7	5
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(554)	(440)
Unbilled receivables	220	(828)
Inventory	(1,705)	1,234
Prepaid expenses and other assets	(22)	50
Accounts payable, accrued expenses and deferred rent	1,196	(313)
Deferred revenue	362	91
Income taxes receivable and payable	(53)	5
Net cash used in operating activities	(775)	(329)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(244)	(50)
Proceeds from sale of real estate held for sale	—	900
Business acquisitions	(866)	—
Purchase of notes receivable	(1,652)	—
Proceeds from sale of equipment	1	4
Proceeds from sale of investments	1,324	228
Increase in intangibles	(64)	(105)
Purchase of investments	(12)	(654)
Net cash provided by (used in) investing activities	(1,513)	323

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(15)	(5)
Purchase of common stock	(154)	—
Net proceeds received (paid) related to common stock rights offering	(2)	1,513
Proceeds (payments) from exercise (repurchase) of stock options	(32)	6
Net cash provided by (used in) financing activities	(203)	1,514

Net increase (decrease) in cash and cash equivalents	(2,491)	1,508
Cash and cash equivalents, beginning of year	3,188	1,680
Cash and cash equivalents, end of year	$697	$3,188

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